EXHIBIT 99.14

              WORTHEN BANKING CORPORATION AMENDED AND SUBSTITUTED
                               STOCK OPTION PLAN


I. PURPOSE

     The Worthen Banking Corporation Amended and Substituted Stock Option Plan ( the "Plan"), which was originally adopted by the shareholders of Worthen Banking Corporation (the "Company") on October 23, 1984, affords certain key employees of the Company, or its subsidiaries, an opportunity to acquire a proprietary interest in the Company, thereby creating in such key employees an increased interest in and greater concern for the welfare of the Company. The Plan provides a means whereby key employees of the Company or its subsidiaries may be given the opportunity to purchase shares of the Company's Common Stock (the "Shares") pursuant to options (the "Options") which are either (i) intended to qualify as "Incentive Stock Options" ("Incentive Options") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or (ii) "Nonqualified Stock Options" ("Nonqualified Options") that do not meet the requirements for Incentive Options. In addition, the Plan provides that certain key employees may be awarded Stock Appreciation Rights ("Rights") payable in Shares or cash, or any combination thereof.


II. ELIGIBLE EMPLOYEES


The Plan provides that key salaried employees of the Company or its subsidiaries ("Eligible Employees") are eligible to participate in the Plan. Key employees are those employees, including officers, whether or not they are directors, who render services which tend to contribute or which may reasonably be anticipated to materially contribute to the continued growth and success of the Company. Directors who are not employed as regular salaried officers or employees of the Company or any subsidiary may not participate in the Plan. Except as may apply to all Plan participants, or specifically to Incentive Options, the Plan does not provide for a maximum or minimum number of Options or Rights which may be granted to any executive officer, any other officer or any employee. The amount of options or Rights granted to any such person is determined by the Worthen Human Resources and Compensation Committee (the "Committee"). In determining the key employees to whom Options or Rights shall be granted, the Committee considers, among other things, the length of service, the amount of earnings and the responsibilities and duties of such employees.


III. OPTIONS


The Plan provides that the total number of Shares which may either be purchased pursuant to the exercise of Options or acquired pursuant to the exercise of Rights and the number of shares outstanding pursuant to the exercise of Options or Rights shall not exceed, in the aggregate, 750,000 Shares, As of March 1, 1992 approximately 184,448 Shares were available for grant and future


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issuance under the Plan. Except for certain extraordinary corporate transactions and stock splits, the maximum number of Shares to be offered pursuant to the Plan cannot be changed without the consent of the shareholders of the Company.


Under the Plan, there are two types of Options that may be granted to participants, Incentive Options and Nonqualified Options.

     A. Incentive Options: Under the Internal Revenue Code, employers are allowed to grant options with special tax treatments to their employees as long as certain limitations are followed. The special options are called Incentive Stock Options with the primary attribute of such options being that the optionee is not subject to ordinary income tax upon the grant or exercise of the option. (See discussion of "Tax Treatment" below.) The primary limitation for qualifications as Incentive options is that the fair market value of Shares with respect to which Incentive Options are exercisable by an optionee during any calendar year may not exceed $100, 000 at the date of grant.


     B. Nonqualified Options: In addition, the Company may grant Nonqualified Option to employees which are not subject to the limitations of the Code. These Nonqualified options, however, do not qualify for the special tax treatment afforded Incentive Options. (See discussion of "Tax Treatment" below.)


IV. EXERCISE OF OPTIONS

     A. Time Limit: There are restrictions with respect to the time limit within which an Option must be exercised. These restrictions include that the individual's employment must not terminate, that the option must be vested, and that the life span of the Option not have lapsed. Each stock option grant document states the date after which the Option may be exercised (the "vesting date") and the date after which the option may not be exercised ( the "termination date"). The Committee in its discretion establishes vesting dates and termination dates, except that the latest date for exercise of any Incentive Option shall not exceed 10 years.


     B. Procedure: An Option may be exercised, subject to the provisions relating to its termination and limitations on its exercise, by sending a written notice to the Plan Administrator of the optionee's intent to exercise options which specifies the number of shares to be exercised and the mode of payment.


     C. Price/Payment: The price of shares covered by Options cannot be less than the fair market value of the Company's Common Stock on the date the Option is granted.


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          An optionee  currently has three payment  alternatives with respect to
          1992 and post-1992 Options. The first two (2) alternatives may be applied to the exercise of pre-1992 options as well. Each of these payment alternatives requires prior approval by the Committee.

          1. The optionee may pay cash equal to the Option price multiplied by the number of shares to be exercised (the "exercise price").

          2. The optionee may relinquish shares of the Company's Common Stock already owned which have a fair market value equal to the "exercise price."

          3. Cashless Exercise. This feature, only allowable for 1992 and subsequent Option grants, works as follows: The optionee exercises his/her option, but permits the Company to retain from the option being exercised a number of shares which have a fair market value on the date of exercise equal to the "exercise price." (Please refer to the attached example of how this feature can be utilized.)

V. FEDERAL INCOME TAX CONSEQUENCES

     A. Incentive Options: Under the Code, an optionee is not subject to ordinary income tax upon the grant or exercise of an Incentive Option. The taxable event for such Options does not occur until the recipient sells the stock acquired subsequent to exercise of the Option.

               The character of the gain will be "capital" if the employee does not dispose of the shares within either two tears of the date of the Option's grant or one year from the receipt of the shares. However, the amount by which the fair market value of a share at the time of exercise exceeds the exercise price of an Incentive Option will be a tax preference item for purposes of the alternative minimum tax.

     B. Nonqualified Options and Rights: An employee who receives a Nonqualified Option or a Right will not recognize any taxable income upon the grant of such Option or Right. In general, upon exercise of a Nonqualified Option or Right, an employee will be treated as having received ordinary income in an amount equal to the excess of the fair market value of the Shares at the time of exercise price.

          The tax discussion set forth above is included herein for general information only. All optionees are advised to consult their own tax advisors.


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VI. COST

When the Company grants an Option or a Right under the plan to one of its employees, it costs the employee nothing to receive it, and there is no income, for tax purposes, to the employee. See "Tax Treatment" below.

VII. TRANSFERABILITY

The Options and Rights granted under the Plan are not transferable by the optionee except at death.

VIII. TERMINATION OF EMPLOYMENT

The Plan provides the each individual stock option grant may contain provisions regarding termination of employment as determined by the discretion of the Committee.

     A. Termination for Any Reason (other than death or disability): The form of stock option grant currently utilized by the Company provided the upon termination of employment with the Company, or its subsidiaries, for any reason, other than death or disability, any outstanding Option, to the extent not previously vested, shall terminate and become immediately null and void. To the extent such Option is vested, the holder thereof shall have a period of three additional months from the date of termination of employment to exercise the Option. Following the expiration of this three-month period the Option shall terminate. This Plan feature applies only to the 1992 Grants.

     B. Death or Disability: Upon termination as a result of an optionee's death or disability, all outstanding options shall continue normal vesting, shall remain exercisable for a period of one year following the occurrence of such death or disability. Following the expiration of the one year period, each Option whether or not vested shall terminate and become null and void.

     C. Pre-1992 Grants: For grants occurring prior to January 1992, the form of stock option grant provides that any portion of an Option not exercised prior to the termination of employment (for any reason including death of disability) shall become null and void whether or not such Option if vested.

In addition to the foregoing, the Committee as a condition to the grant of an Option or Right, may in its discretion, require that each employee participant agree promptly following the grant of such Option or right, that in the event of termination of employment of such employee, other than as a result of dismissal without cause, such employee will not, for a period fixed at the



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time of grant of the  Option  or Right,  enter  into any  other  employment,  or participate directly or indirectly in any other business or enterprise, which is competitive with the business of the Company or any subsidiary or parent corporation of the Company or enter into any employment in which such employee will be called upon to utilize special knowledge and information obtained through employment with the Company or any subsidiary or parent corporation thereof.

IX. STOCK APPRECIATION RIGHTS.

A Right entitles the holders upon exercise of such Right to receive from the Company, Shares, an amount of cash, or any combination of Shares and cash, upon the terms and conditions set forth in the Plan. Rights may be granted (I) alone,
(ii)   simultaneously   with  the  grant  of  an  Option  (either  incentive  or
nonqualified)  and in conjunction  with or as an alternative to such Option,  or
(iii) subsequent to the grant of a Non qualified Option and in conjunction with or in the alternative to such Option. A holder may exercise a Right in the same manner provided for exercising Options (see Section IV above).

Upon exercise of a Right, the holder is entitled to receive a number of shares, an amount of cash, or any combination of the two as specified in the exercise request (but subject to the approval of the Committee in its sole discretion as to any cash payment) having an aggregate value equal to the product of (i) the excess of the fair market value of one share on the day the request by the holder is made over the exercise price per share of the Shares specified in such Right or its related Option, multiplied by (ii) the number of shares for which such Right is to exercised; provided however that the Committee, in its discretion, may impose a maximum limitation on the amount of cash, the fair market value of Shares, or a combination thereof, which may be received by a holder upon the exercise of a Right.

Stock Appreciation Rights have other special rules relating to the exercise that are described more thoroughly in the terms of the individual documents relating to such Rights.

X. ADJUSTMENTS TO EXERCISE PRICE: MERGERS AND REORGANIZATIONS

The exercise price of any Option or Right established by the Committee may not be modified except as necessary to make adjustments for any change in the Shares subject to any Option or Right granted under the Plan through merger, consolidation, reorganization, recapitalization, reincorporation, stock split, stock dividend or other change in he corporate structure of the Company.

If the Board of Directors of the Company approves (I) a consolidation or merger of the Company with another corporation and a change of control is effected in connection therewith or )ii) a sale of all or substantially all of the property or assets of the




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Company,  or if more than 51% of the total combined  voting power of all classes of stock of the company normally entitled to vote the election of directors is acquired by another person, firm or group, then all outstanding Options and Rights shall become immediately exercisable. Additionally, the Committee in its discretion, and subject to certain limitations, may determine that upon the occurrence of one of the above transactions all outstanding Options and Rights shall be canceled and the holders thereof shall receive, in cash or in one or more kinds of property payable in such transaction, an amount equal to the excess of the fair market value of the shares immediately prior to the occurrence of the transaction over the exercise price of the Option or Right.

XI.  WITHHOLDING TAXES

The Company is required to withhold federal and state income taxes at the time that an Option or Right is exercised if its a taxable event to the employee.

     A. ISO's: If the employee tenders either cash or previously owned shares of the Company's Common Stock to exercise his/her Option, no withholding is requires because, as previously stated, there is not a taxable event when an ISO is exercised. IF the employee utilizes the cashless exercise payment alternative, a taxable event will occur and withholding is required. It may seem off that a taxable event occurs at the date of cashless exercise, but when the employee tenders the amount owed to the Company through the withholding of share of stock just acquired, he/she is in effect selling those shares to the Company, which is a taxable event.

     B. Nonqualified Options: The Company is required to withhold federal and state income taxes on the exercise date of the Nonqualified Options because the exercise of the Options is the taxable event.

     C. Stock Appreciation Rights: The Company is required to withhold for Rights to the extend that is taxable to the recipient. Compliance with tax withholding requirements may be accomplished through payroll deduction, or via check. The federal tax withholding is a minimum of 20% of the next taxable gain.

XII. AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN

The Board may at any time suspend or terminate the Plan and may, subject to applicable law, amend the Plan (as well as outstanding Options) from time to time as it deems advisable. Except with respect to changes resulting form mergers or other extraordinary corporate transactions, for from stock splits or dividends, the Board cannot amend the Plan to (I) increase the maximum number of Shares subject thereto; (ii) reduce the exercise price of any




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Option or Right below the fair market  value of the Shares on the date of grant;
(iii)  change to the class of  employees  eligible to receive  Options or Rights
under  the  Plan;  or  (iv)  materially   increase  the  benefits   accruing  to
participants under the Plan without the prior consent of the shareholder of the Company then sufficient to approve the Plan to the extend necessary to qualify any or all Options under the Plan for favorable federal income tax treatment under Section 422 of the Internal Revenue Code as amended.

XIII. ADMINISTRATION OF THE PLAN

The Plan is administered by the Committee, consisting of not less than three directors to be appointed by the Board of Directors.

 The  members  of the
Committee receive no compensation from the Company, except for general compensation paid to all members of the Board of Directors. The Company will reimburse the Committee for all necessary and proper expenses incurred in carrying out its duties.

XIV. PAYMENT OF PLAN EXPENSES: USE OF PROCEEDS

The Company will pay the expenses incident to the work of the Committee and to the administration of the Plan and all expenses related thereto. Proceeds realized form the exercise of Options will constitute general funds of the Company.

There are no charges or deductions which maybe made against employees who receive Options or Rights under the Plan at any time. There are no liens which may be created on any Options, Rights or Shares issued upon the exercise of Options and Rights pursuant to the Plan or pursuant to the Stock Option Agreement.


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